Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Altria Client Services Media Relations
(804) 484-8897

W. Leo Kiely III Elected to Altria’s Board of Directors

RICHMOND, Va. (October 25, 2011) – The Board of Directors of Altria Group, Inc. (Altria) (NYSE:MO) today announced the election of W. Leo Kiely III to the Board of Directors. With the addition of Mr. Kiely, the Altria board increases from nine to ten directors.

Mr. Kiely retired as chief executive officer of MillerCoors LLC, a joint venture combining the U.S. and Puerto Rico operations of SABMiller plc and Molson Coors Brewing Company, in July 2011. He served as president and chief executive officer of Molson Coors Brewing Company from 2005 to 2009. From 1993 to 2005, Mr. Kiely held a variety of executive positions at Coors Brewing Company including chief executive officer.

“We are pleased Leo Kiely has agreed to join our Board of Directors,” said Michael E. Szymanczyk, chairman and chief executive officer of Altria. “His experience will enable him to make immediate and significant contributions.”

Before joining Coors Brewing Company, Mr. Kiely held executive positions with Frito-Lay, Inc., a subsidiary of PepsiCo, and Ventura Coastal Corporation, a division of Seven Up Inc. He is a member of the Board of Directors of Medpro Safety Products, Inc. He also serves on the boards of the Denver Center for the Performing Arts and the Helen G. Bonfils Foundation.

Altria’s Profile

Altria directly or indirectly owns 100% of each of Philip Morris USA, U.S. Smokeless Tobacco Co., John Middleton Co., Ste. Michelle Wine Estates (Ste. Michelle), and Philip Morris Capital Corporation. Altria holds a continuing economic and voting interest in SABMiller plc.

The brand portfolio of Altria’s tobacco operating companies includes such well-known names as Marlboro, Copenhagen, Skoal and Black & Mild. Ste. Michelle produces and markets premium wines sold under 20 different labels including Chateau Ste. Michelle and Columbia Crest, and it exclusively distributes and markets Antinori, Champagne Nicolas Feuillatte and Villa Maria Estate products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of, or licensed by, Altria or its subsidiaries. Take a closer look at www.altria.com.

SOURCE: Altria Group, Inc.

Bill Phelps

Director, Communications

Altria Client Services

804-484-8897

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